UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2026

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1990 E. Grand Avenue
El Segundo, CA	90245
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFAI	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $110,400.00 per share	FFAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2026 (the “Signing Date”), Faraday Future Intelligent Electric Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (collectively, the “Investors”). Pursuant to the Purchase Agreement, the Company has agreed to sell, and the Investors have agreed to purchase, for an aggregate purchase price of $25 million, certain senior convertible notes in the aggregate principal amount of $25 million (the “Notes”) that are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The closing (the “Closing”) occurred on May 15, 2026 (the “Closing Date”). The Notes and the shares of Common Stock issuable upon conversion of the Notes are collectively referred to as the “Securities”.

Pursuant to the Purchase Agreement, the Company has agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) within 45 calendar days of the Closing Date, to register for resale 200% of the shares of Common Stock issuable pursuant to the Notes, and seek effectiveness within 105 days following the Closing Date, and keep such Registration Statement effective at all times until no Investor owns any Notes or shares of Common Stock issuable upon conversion or exercise thereof.

Notes

Maturity Date; Interest.

Pursuant to the Notes, interest will commence accruing on the date of issuance (the “Issuance Date”) at the interest rate of 8% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the Notes) with respect to the Conversion Amount (as defined in the Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the one-year anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest will be payable to the noteholders on each Interest Date in shares of Common Stock, subject to certain conditions set forth in the Notes. Prior to the payment of interest on an Interest Date, interest on the Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Notes will automatically be increased to 15% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Notes). Other than as specifically permitted by the Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the Notes, at any time at such noteholder’s option, into shares of Common Stock, at an initial conversion price per share as set forth in the form of Note attached as Exhibit 4.1 hereto (the “Conversion Price”), subject to adjustment as provided in the Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) an amount equal to the amount of additional interest that would accrue under the Note at the Interest Rate then in effect had the Note remained outstanding through and including the Maturity Date, (iv) accrued and unpaid Late Charges with respect to such principal and interest of the Note and (v) other amounts outstanding under the Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on or after the date the Notes are issued (the “Subscription Date”), the Company issues or sells any shares of Common Stock, subject to certain exclusions, for consideration per share that is less than the Conversion Price then in effect, the Conversion Price will be adjusted downward to the applicable New Issuance Price (as defined in the Notes). The Conversion Price will also be proportionately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar transactions affecting the Common Stock. In addition, if the Company issues Variable Price Securities (as defined in the Notes) after the Subscription Date, the Holder may substitute the applicable Variable Price (as defined in the Notes) for the Conversion Price upon conversion of the Notes. Subject to the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”) and the prior written consent of the noteholder, the Company may voluntarily reduce the then-current Conversion Price to any amount and for any period of time deemed appropriate by the Company’s board of directors.

Floor Price

The Floor Price of the Notes is $0.15528 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the Notes, at any time at such noteholder’s option, into shares of Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

●	the Floor Price; and

●	the lowest volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Floor Breach Event

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Note by such amount.

If, during any period of ten consecutive trading days, the daily VWAP (as defined in the Notes) of the Common Stock is less than the Floor Price on five or more Trading Days, a “Floor Breach Event” shall occur, upon which the Company shall have a period of 30 calendar days (and 20 calendar days for each subsequent Floor Breach Event) to, if permitted by Nasdaq, cure such Floor Breach Event by resetting the Floor Price to a level such that the daily VWAP of the Common Stock equals or exceeds such reset Floor Price for at least ten consecutive trading days. A Floor Breach Event will also be deemed cured if the daily VWAP equals or exceeds the Floor Price for ten consecutive trading days without any reset. If the Company fails to cure a Floor Breach Event within the applicable cure period, the noteholder may require the Company to redeem all or any portion of the Conversion Amount for cash at a price equal to the Conversion Amount of the Notes, which amount is due and payable within five trading days after the Company’s receipt of the applicable redemption notice; provided that the noteholder retains all rights to effect conversions during the continuance of such Floor Breach Event and until the Floor Redemption Price is paid in full.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 9.99% (the “Maximum Percentage”), of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Notes at an 8% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the Notes and (ii) the equity value of Common Stock underlying the Notes. The equity value of Common Stock underlying the Notes is calculated using the greatest closing sale price of the Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the Notes at an 8% premium unless the noteholder waives such right to receive such payment.

Deposit Account Control Agreement

The Company’s obligations under each Note are secured by a Deposit Account Control Agreement (each, a “DACA”) with respect to the Accounts (as defined in the DACA). The Company acknowledges and agrees that the Investor is authorized to send instructions to the Deposit Holder (as defined in the DACA) directing the disposition of the funds held in the Accounts.

Placement Agency Agreement

On the Signing Date, the Company also entered into a placement agency agreement (the “PAA”) with Univest Securities, LLC, the placement agent for the offering (the “Placement Agent”), in connection with the transactions contemplated under the Purchase Agreement. Pursuant the PAA, the Company agreed to pay to the Placement Agent (i) a cash fee equal to a percentage of (A) the gross proceeds received by the Company from the sale of the Notes and (B) any actual amounts released to the Company from the Accounts; and (ii) a $125,000 out-of-pocket expenses to cover the reasonable fees and expenses of Placement Agent’s counsel and due diligence analysis.

The foregoing summaries of the Purchase Agreement, the form of Note, the DACA, the PAA, and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed herewith as Exhibits 10.1, 4.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and each of which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On May 15, 2026, the Company issued a press release with respect to the transactions set forth in Item 1.01 of this Current Report on Form 8-K. A copy of such press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1*	Form of Note.

10.1*	Securities Purchase Agreement, dated May 15, 2026, by and among Faraday Future Intelligent Electric Inc. and the parties thereto.

10.2*	Form of Deposit Account Control Agreement, dated May 15, 2026, by and among Faraday Future Intelligent Electric Inc. and the parties thereto.

10.3*	Placement Agency Agreement, dated May 15, 2026, by and between Faraday Future Intelligent Electric Inc. and Univest Securities, LLC.

99.1*	Press release dated May 15, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Date: May 15, 2026	By:	/s/ Koti Meka
	Name:	Koti Meka
	Title:	Chief Financial Officer